Exhibit 10.1

Carpenter Technology Corporation
PO Box 14662
Reading, PA 19612-4662

Tel: 610.208.2000

October 21, 2009

Via Hand Delivery

Mr. Gregory A. Pratt

Re:	Compensation as Chairman and Interim President and CEO

Dear Greg:

On behalf of Carpenter Technology Corporation (the “Company”), this letter describes the compensation you are eligible to receive in respect of your service to the Company as the Chairman of its Board of Directors (the “Board”) and its interim President and Chief Executive Officer (“CEO”).

A.          Compensation as Chairman:

In respect of your service as Chairman of the Board and in lieu of any other cash or equity compensation for your service as a director, you will receive annually:

1.           a cash retainer of $90,000 per year, payable in equal quarterly installments;

2.           a grant of a non-qualified stock option having a fair value on the date of grant of $30,000 (as determined using assumptions consistent with those used by the Company for financial accounting purposes).  Such stock option will have a 10 year term, will have an exercise price equal to the fair market value of the Company’s common stock (“CRS Stock”) on the date of grant, will vest on the first anniversary of the date of grant (provided you remain in service with the Company in any capacity through that date) and will be subject to such other terms and conditions as are generally applicable to stock options granted to other non-employee directors;

3.           a grant of restricted stock units with respect to a number of shares of CRS Stock determined by dividing $100,000 by the closing price of CRS Stock on the date of grant.  Such restricted stock units will vest based on the first anniversary of the date of grant, provided you remain in service with the Company in any capacity through that date.  Those restricted stock units will be settled by the distribution of shares of CRS Stock immediately upon vesting and will be subject to such other terms and conditions as are generally applicable to restricted stock units granted by the Company from time to time; and

4.           a grant of deferred stock units with respect to a number of shares of CRS Stock determined by dividing $90,000 by the closing price of CRS Stock on the date of grant.  Such deferred stock units will vest on the first anniversary of the date of grant, provided you remain in service with the Company in any capacity through that date.  Those deferred stock units will be settled by the distribution of shares of CRS Stock immediately upon the earliest of your death, disability or separation from service (or six months after such separation from service, to the extent required to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(2)) and will be subject to such other terms and conditions as are generally applicable to deferred stock units granted to other non-employee directors.

The date of grant of the above-described equity incentives will be (i) the first day following the Company’s Q1 FY 2010 earnings release that trading is permitted by officers and directors of the Company under the Company’s insider trading policies (the “Next Scheduled Grant Date”), with respect to the current fiscal year, and (ii) on or about the date that annual grants are made to senior executive officers, with respect to each subsequent fiscal year in which you remain in service as the Chairman of the Board.

Your compensation as Chairman of the Board is in addition to any compensation you receive in respect of your service as Interim President and CEO of the Company (as described below).  Your compensation as Chairman of the Board is subject to prospective revision by the Board (or a designated committee of the Board) at any time.  Your continued service and/or removal as Chairman of the Board will be subject to the applicable provisions of the Company’s By-Laws as in effect from time to time.

B.          Compensation as Interim President and CEO:

In respect of your service as the Company’s Interim President and CEO, you will receive:

1.           base salary payable at a rate of $25,000 per month;

2.           on the Next Scheduled Grant Date, a grant of performance stock units with respect to a target number of shares of CRS Stock determined by dividing $600,000 by the closing price of CRS Stock on the Next Scheduled Grant Date.  The actual number of shares of CRS Stock subject to this performance stock unit award will be between from 0% to 200% of the target amount (subject to dividend equivalent adjustments in accordance with paragraph C.1 below), based on corporate performance during the period beginning on the Next Scheduled Grant and ending on the first anniversary of the Next Scheduled Grant Date (such period will be known for this purpose as the “Performance Period”).  This grant is intended to constitute “qualified performance-based compensation” exempt from the limitation of Section 162(m) of the Internal Revenue Code.  Accordingly, (a) corporate performance will be measured with reference to objective metrics established by our Human Resources Committee (the “Committee”) and communicated to you in writing no later than November 30, 2009, and (b) such objective metrics will be selected from the list of “Performance Goals” described in Section 2.20 of the Company’s Stock-Based Incentive Compensation Plan for Officers and Key Employees.

Following the Performance Period, the Committee will measure and certify the actual number of shares subject to this performance stock unit award, based on actual performance against the specified goals, which award will then vest on the later of (a) the first anniversary of the Next Scheduled Grant Date, or (b) six months following the date the Company’s next CEO commences employment (such later date, the “Applicable Vesting Date”), provided in either case that you remain in service with the Company in any capacity through the Applicable Vesting Date.  Finally, immediately prior to the Applicable Vesting Date, the Committee in its discretion may reduce (but not increase) the number of shares subject to this award to reflect its evaluation of your service as Interim President and CEO (“Interim Service”), with particular attention to accomplishments in the following areas:

◊            Organization- key roles filled by high quality, high performance, high potential individuals;
◊            Performance- achievement of corporate measures and objectives;
◊            Strategy- continued strategy development;
◊            Communications- consistency and clarity of communications to customers, investors, suppliers, employees, and the Board; and
◊            CEO transition- assuring an effective and timely search for a new CEO, and leading a successful transition.

It should be understood that an award with respect to more than the target number of shares is intended in this case only in the event of truly extraordinary performance on all fronts.  Accordingly, performance that exceeds expectations in most, but not all, regards may result in some discretionary reduction by the Committee and such reduction should not be interpreted as dissatisfaction with your efforts.

The above-described performance stock unit award will be settled by the distribution of shares of CRS Stock immediately following the Applicable Vesting Date and will be subject to such other terms and conditions as are generally applicable to performance stock units granted to other executive officers;

3.           on the Next Scheduled Grant Date, a grant of a non-qualified stock option having a then current fair value of $800,000 (as determined using assumptions consistent with those used by the Company for financial accounting purposes).  Such stock option will vest as follows: (i) the option will vest with respect to 50% of the subject shares on the Applicable Vesting Date, provided you remain in service with the Company in any capacity through that date, (ii) the option will vest with respect to an additional 25% of the subject shares on the Applicable Vesting Date, provided that (A) you remain in service with the Company in any capacity through that date, and (B) your Interim Service exceeds seven months; and (iii) the option will vest with respect to an additional 25% of the subject shares on the Applicable Vesting Date, provided that (A) you remain in service with the Company in any capacity through that date, and (B) your period of Interim Service exceeds ten months.  This stock option will have a 10 year term, will have an exercise price equal to the fair market value of CRS Stock on the Next Scheduled Grant Date and will be subject to such other terms and conditions as are generally applicable to stock options granted to other executive officers;

4.           on the Next Scheduled Grant Date, a grant of a non-qualified stock option having a then current fair value of $300,000 (as determined using assumptions consistent with those used by the Company for financial accounting purposes).  Such stock option will vest as follows: (i) the option will vest with respect to 50% of the subject shares on the Applicable Vesting Date, provided you remain in service with the Company in any capacity through that date, (ii) the option will vest with respect to an additional 25% of the subject shares on the Applicable Vesting Date, provided that (A) you remain in service with the Company in any capacity through that date, and (B) your period of Interim Service exceeds seven months; and (iii) the option will vest with respect to an additional 25% of the subject shares on the Applicable Vesting Date, provided that (A) you remain in service with the Company in any capacity through that date, and (B) your period of Interim Service exceeds ten months.  This stock option will have a 10 year term, will have an exercise price equal to 110% of the fair market value of CRS Stock on the Next Scheduled Grant Date and will be subject to such other terms and conditions as are generally applicable to stock options granted to other executive officers;

5.           reimbursement for all reasonable and necessary business expenses incurred for the benefit of the Company during your period of interim service, including reimbursement of reasonable transportation and temporary living expenses incurred by you as a result of your commuting and/or temporary relocation to Berks County; and

6.           payment or reimbursement for the reasonable costs of tax and financial planning assistance, on the same basis as provided to other senior executive officers.

It is anticipated that your Interim Service will be for a period of approximately six to twelve months, provided that your service in this capacity may be terminated by you or the Board at any time, with or without cause.  Board approval will be required for any extension of your Interim Service beyond a period of twelve months.  At the time of any termination of your Interim Service, all compensation under paragraph B of this Agreement will cease, provided that the treatment of all equity awards granted in respect of your Interim Service will be determined by reference to the applicable award agreements and plan documents.

Notwithstanding the terms of any Company plan or arrangement, you will not be eligible to participate in the Company’s Executive Bonus Compensation Plan or in any other incentive or perquisite arrangement or any severance, change in control, deferred compensation or non-qualified retirement plan not herein described.

C.          General:

1.           Each stock unit described in this letter (whether a restricted stock unit, deferred stock unit or performance stock unit) will incorporate a dividend equivalent feature whereby dividend equivalents will be credited on outstanding units in the form of additional units, which additional units will vest and be settled at the same time and on the same terms as the original units.

2.           Each equity incentive award described in this letter will be documented as soon as practicable following the applicable date of grant in an individual award agreement, and such award agreement will then constitute the exclusive memorial of the terms of such award. Each such equity incentive award will be granted under the Company’s Stock-Based Compensation Plan for Non-Employee Directors, or the Company’s Stock-Based Incentive Compensation Plan for Officers and Key Employees, as applicable, (or any successor arrangement then in effect) and will be subject to the terms and conditions of such arrangement.

3.           As used herein, the terms “disability” and “separation from service” will have the meanings defined in Section 409A of the Internal Revenue Code and related regulations.

4.           For avoidance of doubt, you will only be entitled to reimbursement for expenses incurred during your period of service to the Company.  Reimbursement of all expenses is further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

5.           Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

6.           The letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

7.           This letter will be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the space provided below and return the executed copies to me.  This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ K. Douglas Ralph
K. Douglas Ralph
Senior Vice President-Finance & Chief Financial Officer

Acknowledged and agreed on this
21st day of October, 2009:

/s/ Gregory A. Pratt
Gregory A. Pratt